Exhibit 10.5

FIRST UNITED CORPORATION EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

DEFINED CONTRIBUTION SERP AGREEMENT

(Previously known as the “SERP Alternative Participation Agreement”)

THIS DEFINED CONTRIBUTION SERP AGREEMENT (this “Agreement”) is entered into this ___ day of January, 2019 by and between First United Corporation (“Employer”) and _________, an executive officer of the Employer (the “Participant”).

RECITALS:

WHEREAS, the Employer has adopted the First United Corporation Executive and Director Deferred Compensation Plan, amended and restated effective as of November 19, 2008 (the “Plan”), a copy of which is attached hereto as Exhibit A;

WHEREAS, on ____________, in recognition of the fact that the Participant does not participate in the First United Bank & Trust Defined Benefit Supplemental Executive Retirement Plan (the “SERP”), the Employer and the Participant entered into a SERP Alternative Participation Agreement (the “Original Agreement”) pursuant to which, among other things, the Employer agreed to make monetary contributions to the Participant’s Account (as defined therein) under certain circumstances;

WHEREAS, the Employer believes that the name of the Original Agreement has caused, or is likely to cause, confusion with respect to the Employer’s various compensatory plans and arrangements, including as between the SERP, the Plan and the Original Agreement; and

WHEREAS, the Employer desires for the Original Agreement to remain in full force and effect in accordance with its terms but to make non-substantive changes thereto; specifically, to change the name of the Original Agreement to: “Defined Contribution SERP Agreement”.

NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Original Agreement as follows:

1.           Definitions. Except as defined in the Recitals and below, capitalized terms in this Agreement shall have the meanings given those terms in the Plan.

(a)	“Award” means any decision of the Employer to award Employer Contribution Credits to the Participant's Employer Contribution Credit Account for a particular Plan Year.

(b)	“Cause” has the meaning given that term in Section 8(a) hereof.

(c)	“Competitive Employment” means the Participant engages, directly or indirectly, as an owner, partner, member, director, officer, employee or agent of any sole proprietorship or entity, in the business of providing goods or services that are substantially similar to those provided by the Employer in any county in which the Employer has a branch.

(d)	“Disability” shall have the meaning given that term under the First United Bank & Trust Long Term Disability Plan, as in effect at the time a determination of Disability is to be made.

(e)	“Employer” means First United Corporation and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of First United Corporation, or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of First United Corporation, to become a party to the Plan.

(f)	“Key Employee” means, for the 12-month period beginning on a particular April 1, a Participant described in Section 416(i) of the Code (disregarding Section 416(i)(5) of the Code and using the definition of compensation under T. Reg. §1.415(c)-2(d)(4)) at any time during the 12-month period ending on the preceding December 31.

(g)	“Normal Retirement” means Participant’s Separation from Service with the Employer for any reason other than Cause after such Participant has both (i) attained his or her Normal Retirement Age and (ii) commenced receipt of benefits under the First United Bank & Trust Pension Plan or any successor plan thereto.

(h)	“Normal Retirement Age” means sixty-five (65) years of age.

(i)	“Profitable” means the Employer has positive pre-tax net income. All calculations related to the determination of whether the Employer was Profitable for a particular period shall be determined as of the Relevant Valuation Date.

(j)	“Relevant Valuation Date” means the last day of the fiscal year immediately preceding the year during which an Award is made.

(k)	“Separation from Service” means a termination of the Participant’s employment with the Employer in accordance with Section 409A(a)(2)(A)(i) of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code (and any successor section or regulations).

(l)	“Triggering Event” means the occurrence of any one of the following events subsequent to a Change of Control:

(i)	Participant's receipt of a letter of intent to dismiss without Cause, as such term is defined in Section 8(a) hereof ; or

(ii)	termination of the Plan; or

(iii)	relocation of Participant's employment to a location more than 50 miles from the Participant’s place of employment at the time of the Change of Control; or

(iv)	a 10% or greater reduction in Participant’s total compensation for the year in which the Triggering Event occurs from the prior year’s total compensation, but disregarding any reduction in bonus or incentive compensation payments which occurs in accordance with the terms of any written bonus or incentive compensation program as it reads before the occurrence of a Change of Control; or

(v)	a change to Participant’s position that results in Participant not being deemed an executive officer of Employer.

(m)	“Year of Service” means each twelve (12) consecutive month period of full time employment with the Employer. No credit will be received for a partial Year of Service.

2.           Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be ___________, ____.

3.          Contributions and Credits to Participant’s Account. The Participant’s Account shall be credited with any Participation Compensation Deferrals made pursuant to Section 3(b) of this Agreement. With respect to any year during which it has been determined that the Employer has been Profitable, the Employer may award to such Participant the Employer Contribution Credits provided in Section 3(a) of this Agreement. The Participant’s Account also may be credited with any deemed income, gains, and losses awarded pursuant to Section 4 of this Agreement.

(a)	Employer Contribution Credits.

(i)	Pursuant to the Plan (including Section 3.1 thereof), the amount of any Employer's Contribution Credits awarded to the Participant for a particular Plan Year will be equal to 15% of the Participant’s base salary for such Plan Year. The Participant will receive notice of the amount of Employer Contribution Credits for such Plan Year. Notwithstanding anything to the contrary in this Participation Agreement, the Employer retains sole and absolute discretion to determine both the fact of and the amount of Employer Contribution Credits for any Plan Year; provided, however, that the Employer intends to exercise such discretion in a manner that is not inconsistent with Section 3(a)(ii) of this Agreement.

(ii)	Except with respect to any year during which the Employer determines there is good cause, the Employer generally intends not to make adjustments to the amount of Employer Contribution Credits for a Plan Year as provided in Section 3(a)(i) if during such Plan Year the Employer has been Profitable.

(b)          Participant Compensation Deferrals. The Participant may elect on an Election Form provided by the Employer to defer Compensation which would otherwise be payable to the Participant in the manner provided in Section 3.2 of the Plan. The provisions of the Plan, and in particular Sections 3.2, 4.1, 4.5, and 7.1 of it, shall apply to such Compensation Deferrals.

4.            Allocation and Investment of Participant’s Account. The Plan is an unfunded deferred compensation arrangement for the select group of management or highly compensated employees. All rights with respect to any assets that are related to the Plan, including any investment thereof, are exercised by the Employer and/or the Trustee selected by the Employer. Pursuant to the terms of the Plan, the Participant understands that (s)he may communicate the preference as to how any Plan assets that are related to the Participant’s Plan account should be deemed to be invested among the categories of deemed investments that are available under the Plan. The provisions of Article IV of the Plan shall apply to the credits in Participant’s Account without any distinction as to the source of such credit(s). Accordingly, any election or deemed election with respect to the investment of Employer Contribution Credits shall also apply to the Participant Compensation Deferrals, if any, and any election or deemed election regarding the investment of Participant Compensation Deferrals shall also apply to any Employer Contribution Credits.

5.           Vesting.

(a)          Employer Contribution Credits. Subject to Section 8 hereof, a Participant shall become 100% vested in his or her Employer Contribution Credits for a Plan Year upon the following events:

(i)	upon the Participant’s Normal Retirement;

(ii)	upon the Participant’s Separation from Service following a Change of Control and subsequent Triggering Event;

(iii)	upon a Separation from Service due to a Disability;

(iv)	upon completion of two (2) consecutive Years of Service immediately following the Plan Year for which the Award was made; or

(v)	upon the Participant’s death.

There shall be no partial vesting of Employer Contribution Credits.

(b)          Participant Compensation Deferrals. The Participant shall at all times be 100% vested in amounts credited to his or her Participant Compensation Deferral Account.

6.           Distribution of Benefits. The provisions of Article VI of the Plan shall apply to the benefits associated with the Participant’s Account without any distinction as to the source of such benefit(s). Accordingly, any election or deemed election with respect to the distribution of benefits related to Employer Contribution Credits shall also apply to any Participant Compensation Deferrals and any election or deemed election regarding the distribution of benefits related to Participant Compensation Deferrals shall also apply to Employer Contribution Credits. Notwithstanding anything to the contrary in the Plan or this Agreement, if the Participant does not have any benefits related to Participant Compensation Deferrals, then for purposes of Section 6.2 of the Plan, such Participant shall be deemed to have failed to designate properly the manner of payment of the Participant’s benefit under the Plan, and, accordingly, the payment of such Participant’s benefits shall be in a lump sum.

7.           Beneficiaries. The provisions of Article VII of the Plan shall apply to the benefits associated with the Participant’s Account without any distinction as to the source of such benefit(s). Accordingly, any designation or deemed designation of a Beneficiary for receipt of benefits related to Employer Contribution Credits shall also apply to any benefits related to Participant Compensation Deferrals and any designation or deemed designation of a Beneficiary for receipt of benefits related to Participant Compensation Deferrals shall also apply to any benefits related to Employer Contribution Credits.

8.           Forfeiture of Benefits Related to Employer Contribution Credits.

(a)	No Benefits Payable Upon Termination for Cause. Notwithstanding anything contained herein to the contrary, no benefits related to Employer Contribution Credits shall be payable to the Participant if his or her employment with the Employer is terminated for Cause, regardless of whether the Participant would otherwise be vested in his or her Employer Contribution Credits. For purposes hereof, a Participant whose employment is terminated for any of the following reasons shall be regarded as having been terminated for “Cause”:

(i)          willful or grossly negligent misconduct that is materially injurious to the Employer;

(ii)         embezzlement or misappropriation of funds or property of the Employer;

(iii)        conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(iv)        conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime;

(v)         failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(vi)	issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

(b)	Competitive Employment. Notwithstanding anything contained herein to the contrary, and regardless of whether the Participant would otherwise be vested in his or her Employer Contribution Credits, the Employer’s obligation to make payments on account of such Employer Contribution Credits to the Participant or a Beneficiary under this Agreement will be conditioned upon (i) the Participant refraining from Competitive Employment for a period of three (3) years following his or her Separation from Service with the Employer, (ii) the Participant refraining from injurious disclosure of confidential information concerning the Employer, and (iii) the Participant remaining available, at the Employer’s reasonable request, to provide at least six (6) hours’ of transition services per month for twelve (12) months following his or her Separation from Service (except in the case of a Separation from Service due to death or Disability); provided, however, that only condition (ii) of this paragraph shall apply if the Participant has a Separation from Service following a Change of Control and subsequent Triggering Event. If the Participant violates any of the foregoing conditions, then the Participant will forfeit all then-unpaid amounts related to Employer Contribution Credits under this Agreement and be obligated to reimburse the Employer for all amounts paid hereunder, plus interest thereon at the rate of 10% per year. If the Employer engages an attorney that is not its employee to collect any amounts owed by the Participant pursuant to this paragraph, then the Participant will be obligated to reimburse the Employer for any associated attorney’s fees and other costs of collection.

9.          Taxes; Withholding. The Participant shall be responsible for the payment of all applicable local, state and federal taxes associated with the Participant’s participation in the Plan and the receipt of benefits hereunder, and the Employer shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

10.         General Provisions

(a)	No Assignment. All benefits under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of this Agreement. Benefits under the Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall they be subject to attachments or other legal process for or against any person, except to such extent as may be required by law. This paragraph (a) does not prohibit the transfer or assignment to the Participant’s spouse, former spouse or child of the right to receive all or a portion of the benefits payable to the Participant under this Agreement, if such transfer or assignment is made pursuant to a domestic relations order issued by a court that is legally binding on the Participant. Payment of benefits pursuant to such an order may not be made before the earlier of (i) when such benefits are actually paid to the Participant or (ii) a date specified in the order that is not before the earliest date that benefits could actually begin being paid to the Participant if he or she terminated employment. Any provision of an order for payment of benefits upon the election of the spouse, former spouse or child cannot be given effect. Any payment of benefits pursuant to a domestic relations order will be subject to tax withholding as provided by law. If a domestic relations order is served on the Employer, it will be processed in accordance with the Employer’s rules for processing qualified domestic relations orders established pursuant to Section 414(p) of the Code.

(b)	No Employment Rights. Participation in the Plan, and the execution of this Agreement, shall not be construed to confer upon the Participant the legal right to be retained in the employ of the Employer, or give the Participant or any Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. The Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

(c)	Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Agreement is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

(d)	Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the benefits of the Participant.

(e)	Amendment and Termination. Except as prohibited by applicable law, the Employer may unilaterally modify, amend or terminate this Agreement; provided, however, that no modification, amendment or termination shall reduce any vested benefit to which the Participant has already become entitled at the time of the modification, amendment or termination, including, without limitation, benefits to which a Participant became entitled due to a Change of Control, unless the Participant consents in writing to such modification, amendment or termination. Any modification, amendment or termination shall be evidenced by a written instrument executed by the Employer and delivered to the Participant.

(f)	Compliance with Law. Notwithstanding any other provision of this Agreement to the contrary, the Employer may amend, modify or terminate this Agreement, without the consent of the Participant, as the Employer deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code.

(f)	Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by, construed and administered under, the laws of the State of Maryland, exclusive of the conflict of laws principles of that State.

(g)	Severability. Should any provision of this Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions hereof unless such invalidity shall render impossible or impractical the functioning of this Agreement and, in such case, the Employer shall immediately adopt a new provision to take the place of the one held illegal or invalid.

(h)	Headings. The headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Agreement or the construction of any provision thereof.

(i)          Terms. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(j)	Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

(k)	Application of the Plan; Entire Agreement. The Participant acknowledges, by executing this Agreement, that (i) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (ii) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Participant on the date hereof, and (iii) he or she understands and accepts of all of the terms and conditions of the Plan. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

[SIGNATURES APPEAR ON NEXT PAGE]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

ATTEST:	FIRST UNITED CORPORATION:

By:
Name: Carissa L. Rodeheaver
Title: Chairman/Chief Executive Officer

WITNESS:	PARTICIPANT:

Name:

EXHIBIT A

First United Corporation Executive and Director Deferred Compensation Plan, as amended and restated effective as of November 19, 2008